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                            LIMITED POWER OF ATTORNEY
                        WITH RESPECT TO FILINGS WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

The undersigned Director of Paragon Life Insurance Company (the "Company") hereby constitutes and appoints the Company's Secretary and Assistant Secretaries, and each of them singly, the Director's limited attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any registration statement, amendment thereto, or other filing, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.



   /s/ Maria R. Morris
-------------------------
     Maria R. Morris


Date: December 17, 2003